Exhibit 99.1

Revelation Biosciences, Inc. Announces Financial Results

For the Three Months Ended March 31, 2026

SAN DIEGO – May 7, 2026 – Revelation Biosciences, Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company developing innovative solutions to treat acute and chronic disease, today reported its financial results for the three months ended March 31, 2026.

Corporate Highlights

•
Announced agreement with FDA on a single adaptive Phase 2/3 study for approval of Gemini for treatment of acute kidney injury
•
Received net proceeds of $6.7 million from warrant inducement in January 2026
•
Participated in a fireside chat at the 38th Annual ROTH Conference, during which management discussed the Company's developments and strategic priorities
•
Presented additional positive data analysis from the PRIME Study at the International Conference on Advances in Critical Care Nephrology (AKI & CRRT 2026) in San Diego (March 29 - April 1, 2026)
•
Initiated discussions with potential clinical research organizations for the single adaptive Phase 2/3 study

“The incredible momentum achieved in 2025 is continuing in 2026,” said James Rolke, Chief Executive Officer of Revelation. “Our focus remains on getting our pivotal clinical study of Gemini in acute kidney patients underway for the benefit of those patients and ultimately to deliver significant value for our shareholders.”

Results of Operations

As of March 31, 2026, Revelation had $14.1 million in cash and cash equivalents, compared to $10.7 million as of December 31, 2025. The increase in cash and cash equivalents was primarily due to net cash proceeds from the January 2026 warrant inducement, offset by cash used for operating activities. Based on current operating plans and projections, Revelation believes its current cash and cash equivalents are sufficient to fund operations through the first quarter of 2027.

Net cash used for operating activities for the three months ended March 31, 2026 was $3.2 million compared to net cash used for operating activities of $2.8 million for the same period in 2025. Net loss for the three months ended March 31, 2026 was $3.0 million, or $2.71 basic and diluted net loss per share compared to net loss of $2.1 million, or $25.34 basic and diluted net loss per share for the three months ended March 31, 2025.

About Gemini

Gemini is the Company’s proprietary formulation of phosphorylated hexaacyl disaccharide (PHAD®), a toll-like receptor 4 (TLR4) agonist. TLR4 stimulation with Gemini rebalances the innate immune response and has been demonstrated to have the potential to treat acute and chronic diseases associated with dysregulated inflammation. Gemini is currently being evaluated as a potential treatment for acute kidney injury (GEM-AKI); Gemini is also being developed as a treatment for chronic kidney disease (GEM-CKD), as a treatment to reduce hyperinflammation and infection associated with severe burn (GEM-PBI), and as a treatment to prevent post-surgical infection (GEM-PSI). The potential of Gemini to correct dysregulated inflammation has been demonstrated in multiple preclinical models of AKI, CKD, and infection, as well as in two Phase 1 clinical studies. See additional detail here.

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical-stage life sciences company focused on rebalancing inflammation using its proprietary formulation, Gemini. Revelation has multiple ongoing programs to evaluate Gemini as a treatment for acute kidney injury, a treatment of chronic kidney disease, prevention of post-surgical infection, and a treatment to reduce hyperinflammation and infection associated with severe burn.

For more information, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth, profitability, and retain its key employees; the possibility that Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such studies are positive or whether they can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

REVELATION BIOSCIENCES, INC.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$1,376,861	$858,830
General and administrative	1,715,639	1,236,157
Total operating expenses	3,092,500	2,094,987
Loss from operations	(3,092,500)	(2,094,987)
Other income (expense):
Change in fair value of warrant liability	—	1,417
Other income (expense), net	83,449	42,485
Total other income (expense), net	83,449	43,902
Net loss	$(3,009,051)	$(2,051,085)

Deemed dividends	(5,681,616)	—
Net loss attributable to common stockholders	(8,690,667)	(2,051,085)
Net loss per share, basic and diluted	$(2.71)	$(25.34)
Weighted-average shares used to compute net loss per share, basic and diluted	3,207,720	80,943

REVELATION BIOSCIENCES, INC.

Consolidated Balance Sheets

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$14,113,415	$10,700,331
Prepaid expenses and other current assets	92,620	111,297
Total current assets	14,206,035	10,811,628
Property and equipment, net	140,717	18,067
Operating lease right-of-use asset	666,589	722,288
Other assets	30,941	30,941
Total assets	$15,044,282	$11,582,924
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$828,203	$577,501
Accrued expenses	468,082	1,397,644
Operating lease liability	120,861	23,013
Total current liabilities	1,417,146	1,998,158
Operating lease liability, net of current portion	638,183	723,771
Total liabilities	2,055,329	2,721,929
Commitments and Contingencies (Note 4)
Stockholders’ equity:
Common Stock, $0.001 par value; 500,000,000 shares authorized; 3,908,420 and 1,583,969 issued and outstanding at March 31, 2026 and December 31, 2025, respectively	3,908	1,584
Additional paid-in-capital	65,413,383	58,278,698
Accumulated deficit	(52,428,338)	(49,419,287)
Total stockholders’ equity	12,988,953	8,860,995
Total liabilities and stockholders’ equity	$15,044,282	$11,582,924

Company Contacts

Mike Porter

Investor Relations

Porter LeVay & Rose Inc.

Email: mike@plrinvest.com

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com